EXHIBIT 10.4
                        Jeff Baudo's Employment Agreement


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                                  Exhibit 10.4

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT, dated as of January 22, 2003 between Jeffrey Baudo (the "Executive") and AdStar, Inc., a Delaware corporation (the "Company").

      1. Term of Agreement. This Agreement provides for an initial one year term of employment of the Executive commencing on January 22, 2003 plus automatic successive one year terms beginning at the successive anniversaries of the initial term, unless terminated as provided in accordance with the provisions of
Section 6 hereof. Such initial one year term of employment or any such successive one year term of employment is herein sometimes called the "Employment Term".

      2. Duties and Responsibilities. The Executive shall have the title and perform the duties of Chief Operating Officer for the Company. The Executive shall perform such duties consistent with his title and position, reporting directly to Company's Executive Committee. During the Employment Term, Executive shall devote his full time, skill, energy and attention to the business of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

      3. Compensation. The Company shall pay to Executive a salary (the "Salary") at the rate of $191,700 per year payable in such manner as it shall determine, but in no event any less often than monthly.

      4. Incentive Stock Options. Executive shall continue to participate in the Company's Employee Stock Option Plan as specified in Executive's Prior Employment Agreement dated January 22, 2001 plus any additional options that may have been granted since that agreement.


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      5. Expenses and Benefits.

            (a) The Company shall, consistent with its policy of reporting and reimbursement of business expenses, reimburse Executive for such ordinary and necessary business related expenses as shall be incurred by Executive in the course of the performance of his duties under this Agreement, excluding any of the expenses that are included in the Additional Amount as defined above.

            (b) Executive shall be eligible to participate to the extent that he qualifies in all benefit plans, including without limitation, pension, term life insurance, hospitalization, medical insurance and disability plans as are made available from time-to time to executives of the Company.

            (c) Executive shall be entitled to three weeks of paid vacation annually, which shall be taken in accordance with the procedures of the Company in effect from time-to-time.

      6. Termination.

            (a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more one hundred eighty
(180) consecutive days upon the Company giving at last thirty (30) days' written notice of termination.

            (b) This Agreement shall terminate upon the death of Executive.

            (c) The Company may terminate this Agreement at any time because of
(i) Executive's material breach of any term of this Agreement, (ii) Executive's disloyalty or (iii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise.


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            (d) The Executive may terminate this agreement for good reason, consisting of the material breach of this agreement by the Company including effecting a material change in the Executive's title, reporting relationships or responsibilities.

            (e) The Company may terminate this Agreement at the end of any year of the term, without cause, provided that it gives the Executive at least 12 months' notice of such termination, except that with respect to termination hereunder at the end of the first year of the term such notice must be at least 9 months.

            (f) In the event the Company terminates Executive's employment without cause, except pursuant to the provision of Section 6(e), or the Executive terminates his employment with good reason pursuant to Section 6(d) the Company shall pay the Executive twelve full months of compensation under
Section 3, provided, however, that no payment shall be made hereunder for any month in which the Company makes a payment to the Executive pursuant to Section 8 hereof. The Company may, at its option, pay the amount payable to the Executive under this section as a lump sum payment equal to two months compensation and the balance in 10 equal monthly installments with interest thereon at the rate of 8% per annum.

      7. Revealing of Trade Secrets, etc. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its


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subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain, or (c) information required to be disclosed by law.

      8. Covenants Not to Compete. During the Employment Term and, subject to the last sentence of this paragraph, for a period of one year thereafter, the Executive shall not, directly or indirectly: (i) in any manner, engage in any business which competes with any business conduced by the Company and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged, (provided, however, that nothing herein shall prohibit the Executive from owning not more than three (3%) percent of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity or
(iii) persuade or attempt to persuade any current client or former client with, or to reduce the amount of business it does or intends or anticipates doing with the Company. If the Executive is terminated without cause, except pursuant to the provision of Section 6(e), or if he terminates his employment with good reason prior to the end of the Employment Term, the covenant not to compete shall terminate unless the Company agrees to continue to pay Executive his compensation as set forth in Section 3 for one year subsequent to termination in which event the Executive shall be bound by the non-competition covenant for such one year period.

      9. Opportunities. During his employment with the Company, and for one year thereafter, Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company


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(including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

      10. Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Sections 7 and 8 of this Agreement shall survive such termination.

      11. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

      12. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

      13. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered


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or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

         If to the Company
           addressed to:               AdStar, Inc.
                                       4553 Glencoe Avenue
                                       Marina del Rey, CA 90292

         with a copy to:               Morse, Zelnick, Rose & Lander, LLP
                                       405 Park Avenue
                                       New York, New York 10022

         If to Executive
           addressed to:               Jeffrey Baudo
                                       4612 Glencoe Ave, Apt 3
                                       Marina del Rey CA  90292

or to such other address as the one party shall specify to the other party in writing.

      14. Indemnification. The Company shall amend its Certificate of Incorporation to provide its officers with the maximum indemnification permitted under Delaware law.

      15. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                            ADSTAR, INC.

                                            By: /s/ Eli Rousso
                                                --------------------------

                                                /s/ Jeffrey Baudo
                                            ------------------------------
                                                JEFFREY BAUDO


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